EXHIBIT 4.23

                      FIFTH AMENDMENT TO CREDIT AGREEMENT

      This Fifth Amendment to Amended and Restated Credit Agreement (this "Amendment") is dated as of June 12, 1998 and is made by and among CLIFFWOOD OIL & GAS CORP., CLIFFWOOD ENERGY COMPANY and CLIFFWOOD PRODUCTION CO. (the "Borrowers"), COMERICA BANK-TEXAS, as Agent for itself and certain other lenders (in such capacity, the "Agent") and as a Lender (as defined in the Agreement described below) and FIRST UNION NATIONAL BANK, as a Lender.

                               R E C I T A L S:

      WHEREAS, Borrowers, Agent and certain Lenders are party to the Amended and Restated Credit Agreement dated as of August 1, 1997 (as amended through the date hereof and as may be further amended, extended, renewed or restated from time to time, the "Agreement") pursuant to which Lenders made a revolving line of credit available to Borrowers under the terms and provisions stated therein; and

      WHEREAS, Borrowers, Agent and Lenders desire to amend the Agreement to provide for, among other things, alternative pricing options for Borrowers and modifications to certain payment provisions in connection therewith.

      NOW, THEREFORE, in consideration of the premises herein contained, the covenants and agreements set forth below and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

      Section 1.1 DEFINITIONS AND TERMS. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meaning as in the Agreement, as amended hereby, and all references to "Sections," "clauses," "Articles" and "Exhibits" are references to the Agreement's sections, clauses, articles and exhibits.

                                  ARTICLE II

                                  AMENDMENTS

      Section 2.1 AMENDMENTS TO SECTION 1.2.

      (a) Section 1.2 is amended by adding, in alphabetical order, the following new definitions:

                  "CONVERSION NOTICE" means a request, subject to Section 2.27, substantially in the form of Exhibit VII.


FIFTH AMENDMENT TO CREDIT AGREEMENT - PAGE 1
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            "EURODOLLAR RATE" means, for the relevant Interest Period, the annual interest rate (rounded upward, if necessary, to the nearest 0.01%) equal to the quotient obtained by dividing (a) the rate that deposits in United States dollars are offered to Agent in the London interbank market at approximately 11:00 a.m. London time two Business Days before the first day of that Interest Period in an amount comparable to the applicable Loan and having a maturity approximately equal to that Interest Period, by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to the relevant Interest Period.

            "INTEREST PERIOD" is determined under Section 2.26 .

            "RESERVE REQUIREMENT" means, for any Loan bearing interest based on the Eurodollar Rate and for the relevant Interest Period, the total reserve amount prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Agent for expected changes in such reserve amount during the applicable Interest Period.

      (b) Section 1.2 is further amended by amending the following definitions entirely so that they read as follows:

            "BUSINESS DAY" shall mean (a) for purposes of any Loan bearing interest based on the Eurodollar Rate, a day when commercial banks are open for international business in London, England, and (b) for all purposes, a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas.

            "FLOATING RATE" shall mean an interest rate per annum equal to the lesser of either (a)(i) the Base Rate from time to time in effect plus one-half of one percent or (ii) the Eurodollar Rate plus two and one-quarter of one percent (in each case as designated or deemed designated by Borrowers), as the case may be, or (b) the Highest Lawful Rate; PROVIDED, HOWEVER, that the Eurodollar Rate may not be selected when a Default or an Event of Default exists.

      Section 2.2 AMENDMENTS TO SECTION 2.1.

            (a) Section 2.1(a) is entirely amended so that it reads as follows:

                  (a) Upon the terms and conditions (including, without
            limitation, the right of the Lenders to decline to make any Loan so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, each Lender severally agrees, during the Commitment Period, to make Loans not to exceed such Lender's Commitment Amount, in immediately available funds at the Principal Office, to or for the benefit of the Borrowers, from time to time on any Business Day designated by the Borrowers following receipt by the Agent of a written request (each, a "Borrowing Request") for such Loan; provided, however,


FIFTH AMENDMENT TO CREDIT AGREEMENT - PAGE 2
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            (i) each Borrowing Request must be received by Lender no later than
            (A) 11:00 a.m. on the third Business Day before the date on which funds are requested (the "Borrowing Date") for any Loan bearing interest based on the Eurodollar Rate, or (B) 11:00 a.m. on the Borrowing Date for any Loan bearing interest based on the Base Rate, and (ii) no Loan shall exceed the aggregate amount of the then existing Available Commitment for such Lender as then in effect and the Borrowers agree to immediately repay any Loan Balance outstanding in excess of the aggregate amount of the Available Commitment (including those necessary to meet the Commitment Reduction Schedule). The Borrowers jointly and severally agree to repay to the Lenders the Obligations pursuant to the terms hereof.

            (b) Section 2.1(b) is entirely amended so that it reads as follows:

                  (b) Subject to the terms of this Agreement, during the
            Commitment Period, the Borrowers may borrow, repay, and reborrow. Except for prepayments made pursuant to Section 2.9, each borrowing and prepayment of principal of Loans shall be in an amount at least equal to (i) for any Loan bearing interest based on the Eurodollar Rate, $1,000,000 or a greater integral multiple thereof, and (ii) for any Loan bearing interest based on the Base Rate, $50,000 or a greater integral multiple thereof.

      Section 2.3 AMENDMENTS TO SECTION 2.3. The second sentence of Section 2.3 of the Agreement is amended by adding the following immediately after the word "Loans":

      "bearing interest based on the Base Rate."

Section 2.3 is further amended by adding thereto (inserted immediately after the second sentence thereof) the following:

            Interest on Loans bearing interest based on the Eurodollar Rate shall be computed on the basis of a year of 360 days, and actual days elapsed during the relevant Interest Period.

      Section 2.4 AMENDMENT TO SECTION 2.5. Section 2.5 is amended by deleting the first sentence thereof and substituting the following in lieu thereof:

            Accrued and unpaid interest on each Loan bearing interest based on the Eurodollar Rate shall be due and payable on the last day of its respective Interest Period; PROVIDED, HOWEVER, if any Interest Period is a period greater than one month, then accrued and unpaid interest shall also be due and payable on the first day of each calendar month during such Interest Period. Accrued and unpaid interest on each Loan bearing interest based on the Base Rate shall be due and payable monthly on the first day of each calendar month.

      Section 2.5 ADDITIONS TO ARTICLE II. The following new sections are added to Article II:


FIFTH AMENDMENT TO CREDIT AGREEMENT - PAGE 3
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            2.26 INTEREST PERIODS. When Borrowers request any Loan bearing interest based on the Eurodollar Rate, Borrowers may elect the applicable interest period (each an "Interest Period"), which may be, at Borrowers' option, one, two or three months, subject to the following conditions: (a) the initial Interest Period for a Loan bearing interest based on the Eurodollar Rate commences on the applicable Borrowing Date or conversion date, and each subsequent Interest Period applicable to such Loan commences on the day when the next preceding applicable Interest Period expires; (b) if any Interest Period for a Loan bearing interest based on the Eurodollar Rate begins on a day for which no numerically corresponding Business Day in the calendar month at the end of the Interest Period exists, then the Interest Period ends on the last Business Day of that calendar month; (c) if Borrowers are required to pay any portion of a Loan bearing interest based on the Eurodollar Rate before the end of its Interest Period in order to comply with the payment provisions of the Loan Documents, Borrowers shall also pay any related loss, expense, or reduction in yield that any Lender incurs because of such payment; (d) no Interest Period may end on a day after the Commitment Termination Date; and (e) no more than three Interest Periods may be in effect at one time.

            2.27 CONVERSIONS. Subject to the limitations of Section 2.1 and provided that Borrowers may not convert to or select a new Interest Period for a Loan bearing interest based on the Eurodollar Rate at any time when a Default or Event of Default exists, Borrowers may (a) convert a Loan bearing interest based on the Eurodollar Rate on the last day of the applicable Interest Period to a Loan bearing interest based on the Base Rate, (b) convert a Loan bearing interest based on the Base Rate at any time to a Loan bearing interest based on the Eurodollar Rate, and (c) elect a new Interest Period for a Loan bearing interest based on the Eurodollar Rate. Such election may be made by telephonic request to Agent no later than 11:00 a.m. on the third Business Day before the conversion date or the last day of the Interest Period, as the case may be, for conversion to a Loan bearing interest based on the Eurodollar Rate or election of a new Interest Period, and no later than 11:00 a.m. on the last day of the Interest Period for conversion to a Loan bearing interest based on the Base Rate. Borrowers shall provide a Conversion Notice to Agent no later than two days after the date of the telephonic request for conversion or election. Absent Borrowers' telephonic request for conversion or election of a new Interest Period or if a Default or Event of Default exists, then, a Loan bearing interest based on the Eurodollar Rate shall be deemed converted to a Loan bearing interest based on the Base Rate effective when the applicable Interest Period expires.

            2.28 BASIS UNAVAILABLE OR INADEQUATE FOR EURODOLLAR RATE. If, on or before any date when a Eurodollar Rate is to be determined for a Loan, Agent reasonably determines that the basis for determining the applicable rate is not available or any Lender reasonably determines that the resulting rate does not accurately reflect the cost to such Lender of making or converting Loans at that rate for the applicable Interest Period, then Agent shall promptly notify Borrowers of that determination (which is conclusive and binding on Borrowers absent manifest error) and the


FIFTH AMENDMENT TO CREDIT AGREEMENT - PAGE 4
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      applicable Loan shall bear interest at the sum of the Base Rate plus one-half of one percent. Until Agent notifies Borrowers that those circumstances no longer exist, Lenders' commitments under this Agreement to make, or to convert to, Loans bearing interest based on the Eurodollar Rate, as the case may be, is suspended.

            2.29 RESERVES. With respect to any Loan bearing interest based on the Eurodollar Rate (a) if any change in any present Requirement of Law, any change in the interpretation or application of any present Requirement of Law, or any future Requirement of Law imposes, modifies, or deems applicable (or if compliance by any Lender with any requirement of any Governmental Authority results in) any requirement that any reserves (including, without limitation, any marginal, emergency, supplemental, or special reserves) be maintained (other than any reserve included in the Reserve Requirement), and if (b) those reserves reduce any sums receivable by such Lender under this Agreement or increase the costs incurred by such Lender in advancing or maintaining any portion of any Loan bearing interest based on the Eurodollar Rate, then (c) such Lender (through Agent) shall deliver to Borrowers a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error), and (d) Borrower shall pay that amount to such Lender within 10 Business Days after demand. The provisions of and undertakings and indemnification in this Section 2.29 survive the satisfaction and payment of the Obligations and termination of this Agreement.

            2.30 CHANGE IN REQUIREMENTS OF LAW. If any Requirement of Law makes it unlawful for any Lender to make or maintain Loans bearing interest based on the Eurodollar Rate, then such Lender shall promptly notify Borrowers and Agent, and (a) as to undisbursed funds, such requested Loan shall be made as a Loan bearing interest based on the Base Rate, and (b) as to any outstanding Loan (i) if maintaining the Loan until the last day of the applicable Interest Period is unlawful, the Loan shall be converted to a Loan bearing interest based on the Base Rate as of the date of notice, in which event Borrowers will not be required to pay any related loss, expense, or reduction in yield that Lenders incur because of such conversion, or (ii) if not prohibited by Requirements of Law, the Loan shall be converted to a Loan bearing interest based on the Base Rate as of the last day of the applicable Interest Period, or (iii) if any conversion will not resolve the unlawfulness, Borrowers shall promptly prepay the Loan, without penalty but with related loss, expense, or reduction in yield that Lenders incur because of such conversion.

      Section 2.6 AMENDMENT TO SECTION 5.20. Section 5.20 is amended by deleting the word "May" and inserting in lieu thereof the word "July."

      Section 2.7 AMENDMENTS TO SECTION 7.1.

            (a) Section 7.1(c) is amended by adding after the word "Borrower" found therein, the words ", Texoil or Texoil Company."


FIFTH AMENDMENT TO CREDIT AGREEMENT - PAGE 5
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            (b) Section 7.1 is further amended by deleting the word "or" from the end of clause (n), deleting the period (".") from the end of clause
      (o) and replacing it with a semicolon (";") and the word "or," and adding the following clause thereto:

                  (p) Texoil or Texoil Company shall fail or refuse to perform or observe all terms, covenants, and agreements contained in Paragraph 9 of its certain Guaranty dated as of June 12, 1998, executed for the benefit of Lenders.

      Section 2.8 ADDITIONAL EXHIBIT. A new Exhibit VII is added in the form of, and all references in the Agreement to Exhibit VII shall be deemed to be references to, the attached Exhibit VII.

                                  ARTICLE III

                                 MISCELLANEOUS

      Section 3.1 RATIFICATIONS, REPRESENTATIONS AND WARRANTIES. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct as of, and as if made on, the date hereof. Borrowers, Agent and Lenders agree that the Agreement as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with its terms.

      Section 3.2 REFERENCE TO THE AGREEMENT. Each of the Loan Documents, including the Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.

      Section 3.3 EXPENSES OF AGENT. As provided for in the Agreement, each Borrower agrees, jointly and severally, to pay on demand all reasonable cost and expenses incurred by Agent in connection with the preparation, negotiation, execution of this Amendment, and the other Loan Documents executed pursuant hereto and any and all amendments, modifications and supplements thereto including, without limitation, the reasonable cost of Agent's legal counsel, and all reasonable costs and expenses incurred by Agent in connection with the enforcement or preservation of any rights under the Agreement, as amended hereby, or any other Loan Documents.

      Section 3.4 SEVERABILITY. Any provisions of this Amendment held by court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provisions so held to be invalid or unenforceable.

      Section 3.5 APPLICABLE LAW. This Amendment and all other Loan Documents executed pursuant hereto shall be governed by and construed in accordance with the laws of the State of Texas.


FIFTH AMENDMENT TO CREDIT AGREEMENT - PAGE 6
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      Section 3.6 SUCCESSORS AND ASSIGNS. This Amendment is binding upon and shall enure to the benefit of Agent, Lenders and Borrowers and their respective successors and assigns.

      Section 3.7 COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original but all of which when taken together shall constitute one and the same instrument.

      Section 3.8 HEADINGS. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

      Section 3.9 ENTIRE AGREEMENT. THIS AMENDMENT AND ALL OTHER INSTRUMENTS, DOCUMENTS, AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AMENDMENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

                    REMAINDER OF PAGE INTENTIONALLY BLANK.
                            SIGNATURE PAGE FOLLOWS.


FIFTH AMENDMENT TO CREDIT AGREEMENT - PAGE 7
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      EXECUTED as of the day and year first above written.


CLIFFWOOD OIL & GAS CORP.,
as a BORROWER


By:   /S/ FRANK A. LODZINSKI
    Frank A. Lodzinski
    President

CLIFFWOOD ENERGY COMPANY,               COMERICA BANK-TEXAS,
as a BORROWER                           as AGENT and a LENDER


By: /S/ FRANK A. LODZINSKI              By: /S/ JAMES KIMBLE
    Frank A. Lodzinski                      James Kimble
    President                               Vice President

CLIFFWOOD PRODUCTION CO.,               FIRST UNION NATIONAL BANK,
as a BORROWER                           as a LENDER


By: /S/ FRANK A. LODZINSKI              By: /S/
    Frank A. Lodzinski                      Name:
    President                               Title:

FIFTH AMENDMENT TO CREDIT AGREEMENT - SIGNATURE PAGE